                                                        ------------------------
                                                               OMB APPROVAL
                                                        ------------------------
                                                        OMB Number:    3235-0058
                                                        Expires:   May 31, 1997
                                                        Estimated average burden
                                                        hours per response. 2.50
                                                        ------------------------
                                                        ------------------------
                                                              SEC FILE NUMBER
                                                                 10-22321
                                                        ------------------------
                                                        ------------------------
                                                               CUSIP NUMBER
                                                               963278 10 6
                                                        ------------------------


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING

(Check One):
[ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q and Form 10-QSB
[ ] Form N-SAR


                For Period Ended:  September 30, 1997
                                  --------------------------
                [ ] Transition Report on Form 10-K
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K
                [ ] Transition Report on Form 10-Q
                [ ] Transition Report on Form N-SAR
                For the Transition Period Ended:
                                                ------------------------------

********************************************************************************
*                                                                              *
* Read Instruction (on back page) Before Preparing Form. Please Print or Type. *
*                                                                              *
* NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS     *
* VERIFIED ANY INFORMATION CONTAINED HEREIN.                                   *
*                                                                              *
********************************************************************************

If the notification related to a portion of the filing checked above, identify the Item(s) to which the notification relates:


------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION


------------------------------------------------------------------------------
FULL NAME OF REGISTRANT

WHEEL SPORTS GROUP, INC.
------------------------------------------------------------------------------
FORMER NAME IF APPLICABLE

1368 SALISBURY ROAD
------------------------------------------------------------------------------
ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)

MOCKSVILLE, NORTH CAROLINA 27028
------------------------------------------------------------------------------
CITY, STATE AND ZIP CODE

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ]       (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]       (c)  The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant has effected numerous acquisitions during the first three quarters of this fiscal year. In August, 1997, the Company decided to terminate operations of one of the acquisitions, which had previously been accounted for as a pooling of interests. Termination of operations required the Company to use purchase accounting and accordingly, restate its financial statements for the prior quarter. The amount of time required to complete the restatement of the prior quarter financial statements and the current quarter's financial statements, together with the time required to incorporate all of the acquisitions' financial data, has delayed the filing of the subject Form 10-QSB.



PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       HOWARD L. CORRELL, JR.                 (704)          634-3000
     --------------------------------    -------------    ---------------------
               (Name)                     (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                       [X] Yes      [ ] No


     --------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                       [ ] Yes      [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================


                           WHEEL SPORTS GROUP, INC.
           ---------------------------------------------------------
                 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 14, 1997                  By:  /s/ F. Scott M. Chapman
     ------------------------------         -----------------------------------
                                            F. Scott M. Chapman, Chief Financial
                                             Officer



INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

****************************  A T T E N T I O N  *******************************
*                                                                              *
*  Intentional misstatements or omissions of fact constitute Federal Criminal  *
*  Violations (See 18 U.S.C. 1001).                                            *
*                                                                              *
********************************************************************************